EXHIBIT 11.1


                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (loss)
                   (In thousands, except per share amounts)
                                  (Unaudited)


                                                        Three Months Ended        Nine Months Ended
                                                        ------------------        -----------------
                                                            January 31,              January 31,
                                                        ------------------        -----------------
                                                          2000       1999           2000      1999
                                                        -------    -------        -------   -------
Common stock:
  Weighted average common
     shares outstanding:
       Class A shares                                    16,723     17,221         16,753    17,595
       Class B shares                                     4,753      4,785          4,753     4,794
                                                       --------    -------        -------  --------
  Basic weighted average common
     shares outstanding                                  21,476     22,006         21,506    22,389

  Dilutive effect of outstanding
     Class A common stock
     options (as determined by
     the application of the treasury
     stock method using the
     average market price for
     the period)                                          1,943         13          1,258       920
                                                       --------    -------        -------  --------

Diluted weighted average common
     shares outstanding for
     earnings per share -                                23,419     22,019         22,764    23,309
                                                       ========    =======        =======  ========

Net earnings (loss)                                    $   (418)   $ 1,013        $ 1,489  $(37,711)
                                                       ========    =======        =======  ========

Basic net earnings(loss)per common share               $  (0.02)   $   .05        $  0.07  $  (1.68)
                                                       ========    =======        =======  ========

Diluted net earnings(loss)per common share*            $   0.02)   $   .05        $  0.07  $  (1.68)
                                                       ========    =======        =======  ========

* Diluted weighted average common shares outstanding are not included in the quarter ended January 31, 2000 and nine months ended January 31, 1999 calculations due to the anti-dilution of the net loss per share.